SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	November 18, 2005 -----------------------

SEMPRA ENERGY
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(Exact name of registrant as specified in its charter)

CALIFORNIA --------------------------------	1-14201 --------------------------------	33-0732627 --------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

101 ASH STREET, SAN DIEGO, CALIFORNIA ------------------------------------------------------------------	92101 ----------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034 -------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

The following information supplements and should be read in conjunction with the information contained in Sempra Energy's Annual Report of Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Sempra Global Three-Year Revolving Credit Facility

      On November 18, 2005, Sempra Global, a subsidiary of Sempra Energy, entered into a Three-Year Revolving Credit Agreement with a syndicate of lenders for which Citibank, N.A. serves as administrative agent.

The credit facility permits revolving credit borrowings by Sempra Global of up to $650 million through November 2008. Sempra Global expects that the size of the facility will soon be increased to $750 million.

The credit facility also provides for the issuance of up to $300 million of letters of credit on behalf of Sempra Global. The amount of borrowings otherwise available under the facility would be reduced by the amount of outstanding letters of credit.

      Sempra Global's obligations under the credit facility are guaranteed by Sempra Energy. Borrowings, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with Sempra Energy's credit ratings. The facility also requires Sempra Energy to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

The credit facility is in addition to Sempra Global's previously reported $2.5 billion Five-Year Revolving Credit Agreement which expires in August 2010. The five-year credit facility (which includes up to $400 million of letters of credit) and the credit facilities of other subsidiaries of Sempra Energy are briefly summarized in Sempra Energy's Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005 filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: November 23, 2005	By: /s/ F. H. Ault -----------------------------------------
F. H. Ault Sr. Vice President and Controller